EXHIBIT 99.2
Annual CEO Certification
(Section 303A.12(a))

As the Chief Executive Officer of	USEC Inc.	,

(Name of the Company)
and as required by Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE’s Corporate Governance listing standards, other than has been notified to the Exchange pursuant to Section 303A.12(b) and disclosed as Exhibit H to the Company’s Section 303A Annual Written Affirmation.

By	/s/ James R. Mellor

Print Name:	James R. Mellor

Title:	Chairman, President & Chief Executive Officer

Date:	May 24, 2005

[No Exhibit H accompanied the Annual Written Affirmation.]